EXHIBIT 10.2
PRIVILEGED AND CONFIDENTIAL
PROVIDED AS PART OF SETTLEMENT DISCUSSIONS
SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE
AND ALL BANKRUPTCY AND STATE LAW EQUIVALENTS
PLAN SUPPORT AND LOCK-UP AGREEMENT REGARDING
INTEGRATED ELECTRICAL SERVICES, INC.
     THIS PLAN SUPPORT AND LOCK-UP AGREEMENT (the “Agreement”) dated as of February 13, 2006, is entered into by and among Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and the holders (or investment managers or advisors having authority to act on behalf of the beneficial owners) identified on Schedule 1 and signatory hereto (the “Supporting Noteholders”) of the Integrated Electrical Services, Inc. 9 3/8% Senior Subordinated Notes Due 2009 (the “Senior Subordinated Notes”) (the Company together with the Supporting Noteholders, the “Parties” and each individually, a “Party”).
RECITALS
     WHEREAS, the Company has determined in the exercise of its fiduciary duty that it is necessary, appropriate, and timely to undertake a restructuring of its debt and equity interests and, to that end, is contemplating a restructuring of the financial obligations of the Company and its subsidiaries (the “Financial Restructuring”) through the prosecution of jointly administered chapter 11 bankruptcy cases (collectively the “Chapter 11 Cases”) under title 11 of the United States Code (as amended, the “Bankruptcy Code”), which shall be filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”);
     WHEREAS, the Supporting Noteholders hold, in the aggregate, not less than 61% of the outstanding principal amount of the Senior Subordinated Notes;
     WHEREAS, certain of the Supporting Noteholders are members of an ad hoc committee of certain holders of the Senior Subordinated Notes (the “Ad Hoc Committee”) that has engaged in good faith negotiations with the Company with the objective of reaching an agreement regarding the principal terms of the Financial Restructuring and has reached agreement in principle on the terms and conditions as set forth in the Company’s proposed plan of reorganization (the “Plan”), a copy of which is attached hereto as Exhibit A;
     WHEREAS, in order to implement the Financial Restructuring, the Company (a) has prepared the Plan and a supporting disclosure statement (the “Disclosure Statement”), a copy of which is attached hereto as Exhibit B; and (b) intends to (i) commence the Chapter 11 Cases in the Bankruptcy Court, (ii) on the date of commencement of the Chapter 11 Cases, file the Plan and Disclosure Statement with the Bankruptcy Court, and (iii) use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court, in each case, as expeditiously as reasonably practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure;
     WHEREAS, each Supporting Noteholder holds or is the legal or beneficial holder of, or the investment manager with discretionary authority with respect to, the aggregate principal amount of Senior Subordinated Notes set forth below each such Supporting Noteholder’s signature attached hereto and, to facilitate the implementation of the Financial Restructuring, each of the Supporting Noteholders is prepared to support the approval of the Disclosure Statement and confirmation of the Plan, on the terms and subject to the conditions of this Agreement and applicable law, and, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan; and
     WHEREAS, the Company desires to obtain the commitment of the Supporting Noteholders to support and vote for the Plan, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto hereby agrees as follows:
1. Incorporation of Recitals. The recitals set forth above are expressly incorporated herein and made an integral part of this Agreement; provided that each Supporting Noteholder hereto severally and not jointly makes each and any representation or warranty hereunder as to itself only.
2. Support of Financial Restructuring.
     (a) As long as this Agreement has not been terminated pursuant to Section 5 hereof and the documents that are reasonably necessary to effectuate the terms of the Plan (including, without limitation, all material financing documents) are reasonably satisfactory in form and substance to the Majority Supporting Noteholders (as defined below), each Supporting Noteholder severally agrees with each other Supporting Noteholder and with the Company that, if the Company proposes the Plan, such Supporting Noteholder (i) shall, subject to receipt of the Disclosure Statement, as soon as practicable (but in no case later than any voting deadline stated therein), vote all of its Senior Subordinated Notes, Claims (as defined below), and equity interests, as applicable, whether now owned or hereafter acquired, to accept the Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation, and consummation of the Plan; (ii) shall not object to confirmation of, or vote to reject, the Plan or otherwise commence or participate in any proceeding directly or indirectly for the purpose of opposing or altering the Plan, the Disclosure Statement, the solicitation of acceptances of the Plan or any other reorganization documents containing terms and conditions consistent in all material respects with the Plan and this Agreement; (iii) shall vote against any restructuring, workout, or plan of reorganization relating to the Company and/or its subsidiaries other than the Plan; and (iv) shall not directly or indirectly seek, solicit, support, encourage, vote for, consent to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or restructuring for the Company and/or its subsidiaries other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of the Company and/or its subsidiaries, or (z) any other action (including any request to terminate exclusivity) that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation, or consummation of the Plan.
     (b) Agreement to Forbear. Each Supporting Noteholder agrees that until this Agreement has been terminated in accordance with Section 5, it shall not (i) take any action or otherwise pursue any right or remedy under applicable law, the Senior Subordinated Notes or the related indentures, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Senior Subordinated Notes or its Claims other than to enforce this Agreement.
3. Proposal of the Plan. The Company represents to each Supporting Noteholder individually that the Company shall (a) file the Chapter 11 Cases in the Bankruptcy Court on or prior to February 14, 2006, and (b) subject to Bankruptcy Court approval, solicit acceptances of the Plan from the holders of the Senior Subordinated Notes by means of the Disclosure Statement; and (c) pursue the confirmation and consummation of such Plan as expeditiously as reasonably practical. As long as this Agreement has not been terminated pursuant to Section 5 hereof, the Company shall use commercially reasonable efforts, subject to its fiduciary duty to holders of equity interests and creditors, to promptly and diligently carry out, and oppose any efforts to prevent, the actions described in the first sentence of this Section 3.
4. Restrictions on Transfer. As long as this Agreement has not been terminated pursuant to Section 5 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder shall, directly or indirectly, sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any Senior Subordinated Notes or Claims in the Company or any right or interest therein (voting or otherwise), unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit C (such writing a “Transferee Acknowledgement”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 2 hereof. Upon execution of the Transferee Acknowledgement, the Transferee shall be deemed a Supporting Noteholder. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the transferor shall, within three (3) business days after such Transfer, provide notice of such Transfer to the Company, together with a copy of the Transferee Acknowledgement.

5. Termination.
     (a) This Agreement may be terminated in accordance with Section 5(b), if any of the following events (any such event, a “Termination Event”) occurs and is not waived in accordance with Section 12:
          (i) the Company has not commenced the Chapter 11 Cases in the Bankruptcy Court, together with the filing of the Plan and Disclosure Statement with the Bankruptcy Court, on or before February 14, 2006 (the “Commencement Date”);
          (ii) the solicitation pursuant to the Disclosure Statement of the Plan has not commenced on or before the date which is 60 days after the Commencement Date;
          (iii) an order confirming the Plan shall not have been entered by the Bankruptcy Court on or before the date which is 105 days after the Commencement Date;
          (iv) the Plan shall not have been consummated on or before the date which is 120 days after the Commencement Date;
          (v) the Company files with the Bankruptcy Court a plan of reorganization on terms and conditions materially different from, or a disclosure statement materially inconsistent with, the Plan and Disclosure Statement;
          (vi) once filed, and prior to the confirmation of the Plan, any or all of the Chapter 11 Cases shall have been converted to a case or cases under chapter 7, or dismissed;
          (vii) an examiner is appointed pursuant to section 1104(c)(1) of the Bankruptcy Code with expanded powers to run the business of the Company, or a trustee under chapter 11 of the Bankruptcy Code is appointed for the Company in any of the Chapter 11 Cases;
          (viii) there shall have occurred any material breach of this Agreement by the Company or any representation or warranty made by the Company in this Agreement shall be incorrect in any material respect;
          (ix) the chief restructuring officer of the Company is dismissed or replaced without the prior written consent of the Majority Supporting Noteholders, which consent shall not be unreasonably withheld or delayed;
          (x) there shall occur an event which has a material adverse effect on the business, assets, prospects or operations of the

Company and its subsidiaries, taken as a whole, but excluding effects that customarily occur as a result of events leading up to and following the commencement of a case under chapter 11 of the Bankruptcy Code;
          (xi) any court of competent jurisdiction shall enter a final nonappealable judgment or order declaring this Agreement to be unenforceable;
          (xii) the Bankruptcy Court shall have entered an order, the practical effect of which is to render it highly unlikely that the Plan can be consummated; or
          (xiii) the Company shall withdraw the Plan or publicly announce its intention not to support the Plan.
     (b) Upon the occurrence of a Termination Event that is not waived in accordance with Section 12, this Agreement shall terminate effective upon the fifth (5th) business day after written notice of termination has been delivered to the Parties by the Supporting Noteholders who are not then in breach of any of their obligations under this Agreement and who hold at least a majority in aggregate principal of the Senior Subordinated Notes held by all Supporting Noteholders. During the period following the commencement of the Chapter 11 Cases but prior to the effective date of the Plan, enforcement of this Agreement as to the Company shall be limited by applicable bankruptcy law. Termination in accordance with this paragraph shall not affect any Party’s remedies as a result of any breach by any other Party.
     (c) Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall terminate on July 14, 2006.
     (d) The Supporting Noteholders shall have no liability to the Company or each other in respect of any termination of this Agreement in accordance with the terms hereof. The Company shall have no liability to the Supporting Noteholders in respect of any termination of this Agreement in accordance with the terms hereof.
6. Conditions to Effectiveness of this Agreement. This Agreement shall not become effective until such time as each of the following conditions have been satisfied:
     (a) The receipt by the Company of the authorized signatures to this Agreement by at least 4 Supporting Noteholders holding, in the aggregate, not less than 61% of the outstanding principal amount of the Senior Subordinated Notes; and
     (b) Execution of this Agreement by the Company.
7. Public Disclosures. Prior to the issuance of any public disclosures regarding the Financial Restructuring, the Company shall consult with the Ad Hoc Committee, or if no such Ad Hoc Committee then exists, the Supporting Noteholders that are willing to receive restricted information at such time, as to the form and substance of such public disclosures, provided that at all times the Company shall be solely responsible for each public disclosure made by it. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, the Company shall not, and shall cause each of its direct and indirect subsidiaries not to, disclose (a) any Supporting Noteholder’s identity or (b) the amount of such holder’s respective holdings of Senior Subordinated Notes, without the prior written consent of such Supporting Noteholder in each case; and, if such announcement or disclosure is so required, the Company shall afford the Supporting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure.
8. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require (a) the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or his fiduciary obligations under applicable law or (b) any Supporting Noteholder that is a member of a statutory committee established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member to the extent required to comply with the fiduciary obligations under the Bankruptcy Code. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 8.
9. Representations and Warranties.
     (a) Representations and Warranties of the Supporting Noteholders. Each Supporting Noteholder hereto severally and not jointly, as to itself only, represents and warrants to each of the Parties hereto that, as of the date of this Agreement, (i) such Supporting Noteholder either (A) is the sole legal and beneficial owner of the Senior Subordinated Notes set forth opposite its name on Schedule 1 hereto and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Senior Subordinated Notes (the “Claims”), in each case free and clear of all claims, liens, and encumbrances, other than ordinary course pledges and/or swaps, or (B) has investment or voting discretion with respect to the Senior Subordinated Notes and Claims and has the power and authority to bind the beneficial owner(s) of such Senior Subordinated Notes and Claims to the terms of this Agreement and (ii) such Supporting Noteholder has full power and authority to vote on and consent to all matters concerning such Senior Subordinated Notes and Claims and to exchange, assign, and transfer such Senior Subordinated Notes and Claims.
     (b) Representations and Warranties of the Company and the Supporting Noteholders. Each of the Parties, hereto severally and not jointly, and as to itself only, represents and warrants to the other Parties that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:
          (i) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or similar action on its part, subject, in the case of performance by the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan, and that the person executing this Agreement on behalf of such Party has been duly authorized to execute this Agreement on behalf of and bind such Party;
          (ii) This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, subject in the case of the Company, to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of the Plan;
          (iii) Subject in the case of the Company to required Bankruptcy Court approvals related to the solicitation, confirmation, and consummation of a Plan, the execution, delivery, and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws (or similar organization documents), (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both), a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation or bylaws (or similar organization documents), or (C) require the consent of any third party (including any governmental party) which has not been obtained; and
          (iv) It has entered into this Agreement after receiving the advice of counsel regarding the matters contemplated hereby.
     (c) Representations and Warranties of the Company. The Company hereby represents and warrants to each Supporting Noteholder as follows: the Disclosure Statement, including the exhibits thereto, contains information of a kind and in sufficient detail, as far as reasonably practicable in light of the nature and history of the Company and its subsidiaries, that will enable Supporting Noteholders to make an informed judgment about the Plan, and the projected financial information contained therein was prepared in good faith and on the basis of assumptions which, in light of the circumstances under which they were made, were believed by its management to be reasonable.
     (d) Except as expressly set forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral, express or implied.
10. Notices. All notices, requests, elections, and demands under or in connection with this Agreement shall be in writing and shall be delivered by hand, sent by recognized overnight courier, or sent by facsimile or similar electronic means to the Party as set forth under its signature hereto, or to such other address or facsimile number as such Party shall provide to all other Parties hereto in writing, and shall be deemed sent or given hereunder, in the case of personal delivery or delivery by recognized overnight courier, on the date of actual delivery, and in the case of transmission by facsimile or similar electronic means, on the date of actual transmission.
11. Entire Agreement. This Agreement and the Plan (the provisions of which are incorporated herein) constitute the entire agreement among the Parties as to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and each Supporting Noteholder shall continue in full force and effect.
12. Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in a writing signed by the Company and Supporting Noteholders who are not then in breach hereof and who hold at least fifty-one percent (51%) in aggregate principal amount of the Senior Subordinated Notes held by the Supporting Noteholders (the “Majority Supporting Noteholders”); provided, however, that any modification of, or amendment or supplement to, this Agreement that materially and adversely affects any Party shall require the written consent of the Party so affected; provided, further, that any modification of, or amendment or supplement to, this Section 12 shall require the written consent of all of the Parties.
13. Additional Claims or Equity Interests. To the extent any Supporting Noteholder (a) acquires additional Senior Subordinated Notes or Claims, (b) holds or acquires any other claims against the Company entitled to vote on the Plan or (c) holds or acquires equity interests in the Company entitled to vote on the Plan, such Supporting Noteholder agrees that such Senior Subordinated Notes, Claims, other claims and equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Senior Subordinated Notes, Claims, other claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with Section 2(a).
14. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of, this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.
15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, each Party hereto and their respective legal representatives, successors, and assigns.
16. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (a) all matters relating to their rights in respect of the Company or otherwise in connection with their relationship with the Company, (b) all matters concerning the implementation of the Financial Restructuring, and (c) the pursuit and support of the Financial Restructuring. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any equity securities of the Company in favor of the Financial Restructuring (provided that no Supporting Noteholder shall be required to incur any expense, liability, or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan of reorganization or liquidation that is not the Plan. This Agreement is not and shall not be deemed a solicitation for consents to the Plan or a solicitation to tender or exchange any Senior Subordinated Notes. Each Party hereby covenants and agrees (a) to negotiate in good faith the definitive documents implementing, achieving, and relating to the Financial Restructuring, including the order of the Bankruptcy Court confirming the Plan and definitive documentation relating to the debtor in possession financing, exit financing, management incentive stock options, charter, bylaws, registration rights agreement, and other related documents (collectively, the “Definitive Documents”), each of which is more specifically described in the Plan, shall contain terms and conditions consistent in all material respects with the Plan, and shall otherwise be reasonably satisfactory in form and substance to the Supporting Noteholders, and (b) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents. It is understood that the provisions of Section 13 and this Section 16 shall not be applicable to any Supporting Noteholder in connection with providing or potentially providing exit financing to the Company.
17. Severability. If any portion of this Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed modified (only to the extent necessary and in a manner consistent with the remainder of this Agreement) so as to be valid and enforceable, or if such modification is not reasonably feasible, shall be deemed to have been severed out of this Agreement, and the Parties acknowledge that the balance of this Agreement shall in any event be valid and enforceable unless the effect shall be to materially alter the terms and conditions of this Agreement.
18. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.
19. Specific Performance. This Agreement, including without limitation the Parties’ agreement herein to support the Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.
20. Interpretation. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
21. Consideration. It is hereby acknowledged by the Parties that no payment or additional consideration shall be due or paid to the Supporting Noteholders, or their respective agents, for their agreement to vote in accordance with and otherwise comply with the terms and conditions of this Agreement other than the obligations of the other Parties hereunder.
22. Rule of Interpretation. Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.
23. Reservation of Rights. Except as expressly provided for in this Agreement, nothing herein is intended to, nor does anything herein, waive, limit, impair, or restrict the ability of each Supporting Noteholder to protect and preserve its rights, remedies, or interests, including its claims against the Company. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights and defenses. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence or any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than the proceeding to enforce its terms.
24. Counterparts; Fax Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart.
25. Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed entirely within such state.
26. Jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto irrevocably and unconditionally agrees that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement (including specific performance) of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court or prior to the commencement of the Chapter 11 Cases, in the federal district court or appropriate state court located within the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the jurisdiction of the Bankruptcy Court and the federal and state courts located within the State of New York for such purposes and agrees that any such legal action, suit, or proceeding shall constitute a core proceeding within the meaning of 28 U.S.C. §157(b)(2).
27. Expenses.
     (a) In any action or proceeding brought by a Party hereto against any other Party hereto to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party in addition to any other available remedy.
     (b) The Company shall pay or procure the payment of, before the commencement of the Chapter 11 Cases, all reasonable prepetition fees and expenses of the Ad Hoc Committee, and Weil, Gotshal & Manges LLP and Conway, Del Genio, Gries & Co., LLC as its respective legal and financial advisors relating to the Financial Restructuring, outstanding at the time of such commencement and to undertake in the Plan to pay, or procure the payment of, in the ordinary course of business, all postpetition fees and expenses of the Ad Hoc Committee and Weil, Gotshal & Manges LLP and Conway, Del Genio, Gries & Co., LLC as its respective legal and financial advisors relating to the Chapter 11 Cases and any outstanding balance upon the effective date of the Plan. For the avoidance of doubt, nothing in this Section 27(b) shall require the Company to pay the fees and expenses of any advisor retained by a Supporting Noteholder who is not also a Company-approved advisor to the Ad Hoc Committee.
28. Recourse. The only remedy of the Supporting Noteholders for a breach of this Agreement by the Company is to terminate this Agreement in accordance with its terms, other than to enforce their rights under Section 27.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Curt L.Warnock
Name:	Curt L.Warnock
Title:	Senior Vice President
Notice Address:
1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: Curt L. Warnock
Phone: (713) 860-1500
Fax: (713) 860-1578
With a copy to:
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Daniel C. Stewart
Phone: (214) 220-7761
Fax: (214) 999-7761

TONTINE CAPITAL PARTNERS, L.P.

By:	/s/ Jeffrey L. Gendell
Name:	Jeffrey L. Gendell
Title:	Managing Member
Tontine Capital Mangement, LLC
Notice Address
55 Railroad Avenue
3rd Floor
Greenwich, Connecticut 06830
Phone: (203) 769-2015
Fax: (203) 769-2010
Attention: Joe Lash

SOUTHPOINT CAPITAL ADVISORS LP

By:	/s/ Robert Butts
Name:	Robert Butts
Title:	Managing Member
Notice Address
623 Fifth Avenue, 25th Floor
New York, New York 10022
Phone: (212) 692-6350
Fax: (212) 692-6355
Attention: Rob Butts

FIDELITY MANAGEMENT & RESEARCH CO.

By:	/s/ NateVan Duzer
Name:	Nate Van Duzer
Title:	Director, Restructuring and
Legal Affairs
Notice Address
82 Devonshire Street E31C
Boston, Massachusetts 02109-3614
Phone: (617) 392-8129
Fax: 617-476-5174
Attention: Nate Van Duzer

FLAGG STREET CAPITAL LLC

By:	/s/ Andrew Moss
Name:	Andrew Moss
Title:	COO/GC
Notice Address
44 Brattle Street
Cambridge, Massachusetts 02138
Phone: (617) 876-6085
Fax: (617) 876-6081
Attention: Andrew Moss
With a copy in each case to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Ted S. Waksman
Phone: (212) 310-8362
Fax: (212) 310-8007

SCHEDULE 1
SUPPORTING NOTEHOLDERS

Principal Amount of Notes
Tontine Capital Partners, L.P.	$65,822,000
Southpoint Capital Advisors L.P.	$24,800,000
Fidelity Management & Research Co.	$12,416,000
Flagg Street Capital LLC	$3,627,000

EXHIBIT A
PLAN
THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION. SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

EXHIBIT B
DISCLOSURE STATEMENT
THIS DISCLOSURE STATEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OF THE COMPANY OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN OF REORGANIZATION. SUCH OFFER OR SOLICITATION WILL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

EXHIBIT C
TRANSFEREE ACKNOWLEDGMENT
[TO BE INSERTED INTO LETTERHEAD OF TRANSFEROR]
__________________ ___, 2006
______________________ (the “Transferee”)
Re: Transferee Acknowledgment
Ladies and Gentlemen:
This letter (this “Letter”) is in reference to paragraph 4 of that certain Plan Support Agreement (the “PSA”) entered into as of February 13, 2006, among Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), and the Supporting Noteholders. All capitalized terms used but not defined herein have the meanings given to them in the PSA.
Paragraph 4 of the PSA provides, in relevant part, as follows:
As long as this Agreement has not been terminated pursuant to Section 5 hereof and the confirmation and effective date of the Plan have not occurred, no Supporting Noteholder shall, directly or indirectly, sell, assign, transfer, hypothecate, grant any option or right to acquire, or otherwise dispose of (each, a “Transfer”) all or any portion of any Senior Subordinated Notes or Claims or any right or interest therein (voting or otherwise), unless the purchaser, assignee, or transferee (the “Transferee”) agrees in writing in the form attached hereto as Exhibit C (such writing a “Transferee Acknowledgement”) at the time of such Transfer to be bound by all of the terms of this Agreement in its entirety, without revisions, as a Party hereto, including without limitation Section 2 hereof. Upon execution of the Transferee Acknowledgement, the Transferee shall be deemed a Supporting Noteholder. Any Transfer not effected in accordance with the foregoing shall be deemed void ab initio. In the event of a Transfer, the transferor shall, within three (3) business days after such Transfer, provide notice of such Transfer to the Company, together with a copy of the Transferee Acknowledgement.
     As of                                                               , 2006, we, the undersigned have agreed to transfer the following principal amount of Senior Subordinated Notes to the countersigning party, as Transferee:

PRINCIPAL
AMOUNT
ISSUANCE	MATURITY	TRANSFERRED
9-3/8% Senior Subordinated Notes	February 1, 2009

By your countersignature in the space provided below, you, as Transferee, represent and warrant that you have received the PSA (attached as Exhibit A) and the Plan (attached hereto as Exhibit B).
Please indicate your agreement to be bound by (a) the PSA as a Supporting Noteholder and (b) the terms and conditions of this Letter, in each case in their entirety without revisions (including with respect to any and all claims or interests you already may hold against or in the Company prior to the Transfer of the interests described above), by countersigning below and returning a copy of this Letter to the Transferor. This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Letter. Delivery of an executed signature page of this Letter by facsimile shall be effective as delivery of a manually executed signature page of this Letter. Upon receipt of your countersignature to this Letter, which is a precondition to any Transfer of the interests described above, this Letter shall be provided to the Company pursuant to paragraph 4 of the PSA.
Very truly yours,
[INSERT NAME OF TRANSFEROR]
ACCEPTED AND AGREED
[INSERT NAME OF TRANSFEREE]